Exhibit 8.1

                          SIGNIFICANT SUBSIDIARIES

         The following is a list of all of Koor Industries Ltd.'s significant subsidiaries, including the name, country of incorporation or residence, proportion of ownership interest and, if different, proportion of voting power held.



                                                     Country           Percentage of     Percentage of voting
                                                  Incorporation or       ownership     power (if different from
Name of Subsidiary                                    residence          interest             ownership)
----------------------------------------------- -------------------- ---------------- -------------------------
Koor Corporate Venture Capital                         Israel              100%                    *
Elisra Electronic Systems Ltd.                         Israel              100%                    *
Makhteshim-Agan Industries Ltd.                        Israel              52.6%                   *
ECI Telecom Ltd.                                       Israel              30.3%                   *
Telrad Networks Ltd.                                   Israel              100%                    *
Sheraton Moriah (Israel) Hotels Ltd.                   Israel              55.0%                   *
Knafaim Arkia Holdings Ltd.                            Israel              28.3%                   *
Koor Trade Ltd.                                        Israel              100%                    *